Exhibit 10.14

Care.com®
There for youSM

Mr. John J. Leahy	January 28, 2013
162 Highland Street
Weston, MA 02493

Email:  john.j.leahy@comcast.net

Phone: (617) 290-9055

Re: Offer of Full-Time Employment

Dear John:

On behalf of Care.com, Inc. (the “Company”), I am pleased to offer you employment with the Company pursuant to the terms set forth below. Please note that this offer is contingent upon the successful outcome of a routine background check.

1)             You will be employed on a full-time basis as Executive Vice President and Chief Financial Officer. We anticipate you starting work here on or before April 8th, 2013.

2)             Your base salary will be at the rate of $10,384.62 per bi-weekly pay period ($270,000 annualized). You will be paid in accordance with the Company’s normal payroll practices. Your salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3)             You will be eligible to participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees of similar status from time to time (including 3 weeks’ vacation per year), provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such programs currently include a bonus program with a target bonus of up to 50% of your base salary, based on your accomplishment of certain defined goals and the Company’s achievement of certain corporate goals, both as determined by the Company in its sole discretion. The programs made available by the Company, and the rules, terms, and conditions for participation in such programs may be changed by the Company at any time without advance notice.

4)             Subject to the approval of the Board of Directors of the Company, following the commencement of your employment you will be granted an option under the 2006 Stock Incentive Plan of the Company to purchase 285,912 shares of common stock of the Company at an exercise price equal to the fair market value of the common stock on the date of grant. Subject to your continued employment by the Company, such option (i) shall become exercisable over a four-year period, with 25% vesting on the first anniversary of the date of hire and the balance vesting quarterly over the next three years, (ii) shall contain acceleration of vesting provisions for a change of control (12 months acceleration) and a termination without cause or resignation for good reason (as defined in the option agreement) following a change of control (full acceleration) and (iii) shall otherwise be upon the customary terms and conditions applicable to Company stock options, including those set forth in the 2006 Stock Incentive Plan and the stock option agreement covering the option, which must be executed to effect the grant of any option.

5)             As a condition of your employment and the benefits set forth in this letter, we require that you sign the Company’s Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation

Agreement (collectively, the “Restrictive Covenant Agreements”), copies of which are enclosed with this letter.

6)             Federal immigration law requires that you provide us, within three business days of your date of hire, with documentary evidence of your identity and eligibility for employment in the United States.

7)             By signing this letter and the Restrictive Covenant Agreements, you represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party which you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company. You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

8)             Notwithstanding anything to the contrary herein, your employment with the Company is “at-will”, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. Neither this letter nor any of its terms creates an obligation on the part of the Company, either express or implied, to employ you for a specific term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer of the Company, which expressly states the intention to modify the at-will nature of your employment. You understand that the Company retains the right to immediately terminate your employment in the event the Company believes it would need to expend significant time or expense defending its right to employ you, and that in such event you will have no recourse or claims against the Company for such termination.

9)             Notwithstanding the “at will” nature of your employment, in the event you are terminated by the Company without cause (as defined in the option agreement referenced in Section 4 above) you shall receive as severance an amount equal to 6 months worth of your then current annual base salary. However, in the event you are terminated without cause after an acquisition (as defined in the option agreement) or if you resign for good reason (as defined in the option agreement) after an acquisition, in lieu of the foregoing severance payment: (i) you shall receive as severance an amount equal to 12 months of your then current annual base salary, plus (ii) if you elect to continue medical and/or dental insurance coverage after your termination date in accordance with the provisions of COBRA, the Company will continue to subsidize the monthly premiums at its current contribution rate until the earliest of: (a) the one year anniversary of your termination date, (b) the date you obtain other employment, or (c) the date your COBRA continuation coverage would terminate in accordance with the provisions of COBRA. Thereafter, medical and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself. The foregoing severance payments may be payable either in the form of salary continuation in accordance with the Company’s normal payroll practices or in a lump sum, as determined by the Company in its sole discretion.

10)      This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law.

If you agree with the terms of this offer letter, please sign where indicated below and return this letter via email to Al at azink@care.com or fax 781-996-3076, along with signed copies the Restrictive Covenant Agreements, no later than 5 pm on Friday, February 1, 2013. Failure to do so will result in the revocation of this offer.  We are pleased to have found you and are excited at the prospect of you joining the Care.com team!

Very truly yours,

/s/ Sheila L. Marcelo
Sheila M. Marcelo Chief Executive Officer

I hereby accept and agree to the terms set forth in this letter.

/s/ John Leahy	1/30/13
John J. Leahy	Date

Care.com®
There for youSM

Mr. John J. Leahy	March 21, 2013
162 Highland Street
Weston, MA 02493

Email: john.j.leahy@comcast.net

Phone: (617) 290-9055

Re: Start Date

Dear John:

We are thrilled to have you coming on board as Care.com’s new EVP and CFO. The purpose of this letter is to confirm that your employment will commence on Monday, March 25, 2013. From March 25th through April 7th you will work on a part-time basis (approximately 10-15 hours per week) and will be paid an aggregate of $2,596.15 (i.e., 25% of your full-time base salary rate for that two week period). Commencing April 8, 2013 you will become a full-time employee and be paid in accordance with the terms of your offer letter dated January 28, 2013 (the “Offer Letter”). Except as explicitly modified by this letter agreement, the terms of the Offer Letter, including without limitation the at-will nature of your employment, remain unchanged.

Please sign below to acknowledge your agreement with the terms of this letter.

Very truly yours,

/s/ Al Zink
Al Zink
SVP Human Resources

I hereby accept and agree to the terms set forth in this letter.

/s/ John J. Leahy	3/21/13
John J. Leahy	Date

Care.com  |  201 Jones Road  |  Suite 500  |  Waltham, MA  |  02451  |  ph: 781.642.5900  |  f: 781.899.1294